Exhibit 23.1
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 22, 2006 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Core Laboratories N.V.’s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.
PricewaterhouseCoopers LLP
Houston, Texas
December 20, 2006